                                  THE LEXINGTON
                              3510 CHESHIRE SQUARE
                                SARASOTA, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 19,2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    July 7, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: THE LEXINGTON
    3510 CHESHIRE SQUARE
    SARASOTA, SARASOTA COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 267 units with a total of 277,239 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 18.55 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 97% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE LEXINGTON, SARASOTA, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 19,2003 is:

                                  ($11,400,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Alice MacQueen
July 7, 2003                     Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                  #RZ0002202

Report By:
Alice MacQueen

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
THE LEXINGTON, SARASOTA, FLORIDA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   15
Improvement Analysis ......................................................   15
Highest and Best Use ......................................................   16

                                    VALUATION

Valuation Procedure .......................................................   17
Sales Comparison Approach .................................................   19
Income Capitalization Approach ............................................   24
Reconciliation and Conclusion .............................................   34

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE LEXINGTON, SARASOTA, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                                  The Lexington
LOCATION:                                       3510 Cheshire Square
                                                Sarasota, Florida

INTENDED USE OF ASSIGNMENT:                     Court Settlement
PURPOSE OF APPRAISAL:                           "As Is" Market Value of the Fee
                                                Simple Estate
INTEREST APPRAISED:                             Fee simple estate

DATE OF VALUE:                                  May 19,2003
DATE OF REPORT:                                 July 7, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
  Size:                                         18.55 acres, or 808,038 square
                                                feet
  Assessor Parcel No.:                          2202-09-0003
  Floodplain:                                   Community Panel No. 125150005B
                                                (September 29, 1996)
                                                Flood Zone C, an area outside
                                                the floodplain.
  Zoning:                                       RMF-3 (Residential Multifamily)

BUILDING:

  No. of Units:                                 267 Units
  Total NRA:                                    277,239 Square Feet
  Average Unit Size:                            1,038 Square Feet
  Apartment Density:                            14.4 units per acre
  Year Built:                                   1974

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                        Market Rent
            Square   -----------------   Monthly      Annual
Unit Type    Feet    Per Unit   Per SF    Income      Income
---------   ------   --------   ------   --------   ----------
1A10           733   $    590   $ 0.80   $ 56,640   $  679,680
2A20         1,114   $    710   $ 0.64   $ 85,200   $1,022,400
3A20         1,353   $    860   $ 0.64   $ 23,220   $  278,640
3B20         1,500   $    940   $ 0.63   $ 11,280   $  135,360
4A20         1,555   $    950   $ 0.61   $ 11,400   $  136,800
                                ------------------------------
                                 Total   $187,740   $2,252,880
                                ==============================

OCCUPANCY:           97%
ECONOMIC LIFE:       45 Years
EFFECTIVE AGE:       25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE LEXINGTON, SARASOTA, FLORIDA

REMAINING ECONOMIC LIFE: 20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

     [PICTURE]                                                  [PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE LEXINGTON, SARASOTA, FLORIDA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                 Hold for future multi-family development
  As Improved:               Continuation as its current use

METHOD OF VALUATION:         In this instance, the Sales Comparison and Income
                             Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE LEXINGTON, SARASOTA, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                              Amount            $/Unit
                                        ------------------  ---------------
DIRECT CAPITALIZATION

Potential Rental Income                 $2,252,880          $8,438
Effective Gross Income                  $2,359,675          $8,838
Operating Expenses                      $1,232,709          $4,617            52.2% of EGI
Net Operating Income:                   $1,060,216          $3,971

Capitalization Rate                     9.50%
DIRECT CAPITALIZATION VALUE             $11,200,000 *       $41,948 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                          10 years
2002 Economic Vacancy                   7%
Stabilized Vacancy & Collection Loss:   8%
Lease-up / Stabilization Period         N/A
Terminal Capitalization Rate            10.00%
Discount Rate                           12.00%
Selling Costs                            2.00%
Growth Rates:
  Income                                 3.00%
  Expenses:                              3.00%
DISCOUNTED CASH FLOW VALUE              $11,600,000 *       $43,446 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $11,400,000         $42,697 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

  Range of Sales $/Unit (Unadjusted)    $34,137 to $48,539
  Range of Sales $/Unit (Adjusted)      $37,994 to $44,971

VALUE INDICATION - PRICE PER UNIT       $10,700,000 *       $40,075 / UNIT

EGIM ANALYSIS

  Range of EGIMs from Improved Sales    0.00 to 0.00
  Selected EGIM for Subject             0.00
  Subject's Projected EGI               $2,359,675
EGIM ANALYSIS CONCLUSION                N/A *               N/A / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        N/A *               N/A / UNIT

RECONCILED SALES COMPARISON VALUE       $10,700,000         $40,075 / UNIT

-------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE LEXINGTON, SARASOTA, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                        $10,700,000
  NOI Per Unit                          N/A
  EGIM Multiplier                       N/A

INDICATED VALUE BY SALES COMPARISON     $10,700,000         $40,075 / UNIT

INCOME APPROACH:

  Direct Capitalization Method:         $11,200,000
  Discounted Cash Flow Method:          $11,600,000

INDICATED VALUE BY THE INCOME APPROACH  $11,400,000         $42,697 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:    $11,400,000         $42,697 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE LEXINGTON, SARASOTA, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 3510 Cheshire Square , Sarasota, Sarasota County, Florida. Sarasota identifies it as 2202-09-0003.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Alice MacQueen on May 19,2003. Alice MacQueen performed the research, valuation analysis and wrote the report. Alice MacQueen has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 19,2003. The date of the report is July 7, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE LEXINGTON, SARASOTA, FLORIDA

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD: 6 to 12 months
  EXPOSURE PERIOD:  6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in SP V LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
THE LEXINGTON, SARASOTA, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Sarasota, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Interstate 75
West  - Washington Boulevard
South - Clark Road
North - University Parkway

MAJOR EMPLOYERS

As Florida's wealthiest market, Sarasota ranks 1st in effective buying income and 1st in retail sales. Housing is very affordable and household incomes are increasing. The cost of living is in retail sales. Employment throughout the area is very diverse. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE LEXINGTON, SARASOTA, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                              --------------------------------------------
          CATEGORY            1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
---------------------------   ------------    ------------    ------------    ------------
POPULATION TRENDS
Current Population                  12,233          83,534         153,775         605,849
5-Year Population                   12,538          86,640         161,812         652,633
% Change CY-5Y                         2.5%            3.7%            5.2%            7.7%
Annual Change CY-5Y                    0.5%            0.7%            1.0%            1.5%

HOUSEHOLDS
Current Households                   5,343          36,870          68,289         270,069
5-Year Projected Households          5,523          38,758          72,844         292,607
% Change CY-5Y                         3.4%            5.1%            6.7%            8.3%
Annual Change CY-5Y                    0.7%            1.0%            1.3%            1.7%

INCOME TRENDS
Median Household Income       $     32,414    $     35,231    $     38,899    $     38,205
Per Capita Income             $     18,606    $     22,988    $     25,820    $     26,617
Average Household Income      $     41,709    $     52,076    $     58,012    $     59,716

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                    AREA
                              --------------------------------------------
          CATEGORY            1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
---------------------------   ------------    ------------    ------------    ------------
HOUSING TRENDS
% of Households Renting              26.46%          27.03%          24.28%          18.60%
5-Year Projected % Renting           25.69%          26.72%          23.61%          18.04%

% of Households Owning               60.51%          58.89%          62.94%          62.97%
5-Year Projected % Owning            61.46%          59.75%          64.28%          64.65%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE LEXINGTON, SARASOTA, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Mini storage facility and multifamily community
South - Multifamily community
East  - Single family
West  - Single family

CONCLUSIONS

The subject is well located within the city of Sarasota. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE LEXINGTON, SARASOTA, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Sarasota in Sarasota County. The overall pace of development in the subject's market is more or less stable. There has been no new development in the subject's neighborhood in recent months and none known to be in a lease-up state. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period          Region                 Submarket
------     ------------------     --------------------
 3Q02      5% to 6% estimated     Subject Neighborhood

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. No third party surveys were available. However, we did survey approximately 20 apartment communities throughout the Sarasota area in an effort to determine current market conditions. This survey indicates a very stable existing multifamily market with the vast majority of the communities surveyed indicating current occupancy rates ranging from about 93% to 98%. Rents are considered to be moderately increasing and no new units are known to be under construction or planned that would affect the existing supply/balance in the market.

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

   No.     Property Name     Units   Ocpy.   Year Built   Proximity to subject
--------  ----------------   -----   -----   ----------   --------------------
R-1       Huntington Place    254     98%       1990      Adjacent
R-2       Alahambra           129     95%       1972      A few blocks south
R-3       The Colonnade       192     98%       1972      A few blocks south
R-4       Coral Club            0     93%       1974      Same neighborhood
Subject   The Lexington       267     97%       1974

As previously stated, our investigation revealed no current market studies covering the multifamily housing market in Sarasota. However, based on our conversations with on site management and survey of numerous competitive properties, the existing conditions appear to be favorable.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 15
THE LEXINGTON, SARASOTA, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                   18.55 acres, or 808,038 square feet
 Shape                       Irregular
 Topography                  Level
 Utilities                   All necessary utilities are available to the site.
 Soil Conditions             Stable
 Easements Affecting Site    None other than typical utility easements
 Overall Site Appeal         Good
 Flood Zone:
  Community Panel            125150005B; , dated September 29, 1996
  Flood Zone                 Zone C
 Zoning                      RMF-3, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                      ASSESSED VALUE - 2002
               -----------------------------------   TAX RATE /   PROPERTY
PARCEL NUMBER     LAND      BUILDING      TOTAL      MILL RATE     TAXES
-------------  ----------  ----------  -----------  -----------  ----------
2202-09-0003   $1,616,100  $8,469,500  $10,085,600    0.02572     $259,425

IMPROVEMENT ANALYSIS

 Year Built                  1974
 Number of Units             267
 Net Rentable Area           277,239 Square Feet
 Construction:
  Foundation                 Reinforced concrete slab
  Frame                      Heavy or light wood
  Exterior Walls             Wood or vinyl siding
  Roof                       Composition shingle over a wood truss structure
 Project Amenities           Amenities at the subject include a swimming pool,
                             sand volleyball, tennis court, gym room, playground, boat storage, car wash, laundry room, freshwater lake, and parking area.

Unit Amenities               Individual unit amenities include a balcony, cable
                             TV connection, and washer dryer connection.
                             Appliances available in each unit include a refrigerator stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE LEXINGTON, SARASOTA, FLORIDA

Unit Mix:

                              Unit Area
Unit Type   Number of Units   (Sq. Ft.)
---------   ---------------   ---------
1A10              96             733
2A20             120           1,114
3A20              27           1,353
3B20              12           1,500
4A20              12           1,555

Overall Condition             Average
Effective Age                 25 years
Economic Life                 45 years
Remaining Economic Life       20 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 267-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 17
THE LEXINGTON, SARASOTA, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE LEXINGTON, SARASOTA, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 19
THE LEXINGTON, SARASOTA, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE LEXINGTON, SARASOTA, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                             COMPARABLE              COMPARABLE             COMPARABLE
  DESCRIPTION                           SUBJECT                I - 1                   I - 2                  I - 3
-------------------------------------------------------------------------------------------------------------------------
 Property Name                   The Lexington          Coral Club Apartments  Coconut Bay            Capri Villas

LOCATION:
 Address                         3510 Cheshire Square   3441 Clark Road        2725 Coconut Bay Lane  1050 Capri
 City, State                     Sarasota, Florida      Sarasota, FL           Sarasota, FL           Sarasota, FL
 County                          Sarasota               Sarasota               Sarasota               Sarasota
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)          277,239                166,210                277,529                183,432
 Year Built                      1974                   1974                   1974                   1983
 Number of Units                 267                    154                    249                    180
 Unit Mix:                       Type             Total   Type       Total       Type       Total       Type     Total
                                 1A10               96  1Br/1Ba                1Br/1Ba                1Br/1BA
                                 2A20              120  2Br/2BA                2Br/2BA                2Br/2BA
                                 3A20               27  3Br/2BA                3Br/2BA
                                 3B20               12  3Br/2BA
                                 4A20               12
 Average Unit Size (SF)          1,038                  1,079                  1,115                  1,019
 Land Area (Acre)                18.5500                9.9255                 10.0000                14.5400
 Density (Units/Acre)            14.4                   15.5                   24.9                   12.4
 Parking Ratio (Spaces/Unit)     1.12                   Adequate               Adequate               Adequate
 Parking Type (Gr., Cov., etc.)  Garage, Open Covered   Open                   Open                   Open
CONDITION:                       Average                Good                   Average                Average
APPEAL:                          Average                Good                   Average                Average
AMENITIES:
 Pool/Spa                        Yes/No                 Yes/No                 Yes/No                 Yes/No
 Gym Room                        Yes                    Yes                    Yes                    Yes
 Laundry Room                    Yes                    Yes                    Yes                    Yes
 Secured Parking                 No                     No                     No                     No
 Sport Courts                    No                     No                     No                     No
 Washer/Dryer Connection         Yes                    Yes                    No                     No
 Screened Patios/balconies       Yes                    Yes                    Yes                    Yes

OCCUPANCY:                       97%                    93%                    90%                    95%
TRANSACTION DATA:
 Sale Date                                              July, 2000             June, 2001             August, 2002
 Sale Price ($)                                         $7,475,000             $8,500,000             $7,729,800
 Grantor

 Grantee                                                Aspen Coral Club       Club Mar               Alliance BP, LP
                                                                               Associates, LTD

 Sale Documentation                                     Public records         Public records         Public records
 Verification                                           Public records         Public records         Public records
 Telephone Number
ESTIMATED PRO-FORMA:                                    Total $  $/Unit  $/SF  Total $  $/Unit  $/SF  Total $  $/Unit  $/SF
 Potential Gross Income                                    $0      $0    $0.0     $0      $0    $0.0     $0      $0    $0.00
 Vacancy/Credit Loss                                       $0      $0    $0.0     $0      $0    $0.0     $0      $0    $0.00
 Effective Gross Income                                    $0      $0    $0.0     $0      $0    $0.0     $0      $0    $0.00
 Operating Expenses                                        $0      $0    $0.0     $0      $0    $0.0     $0      $0    $0.00
 Net Operating Income                                      $0      $0    $0.0     $0      $0    $0.0     $0      $0    $0.00
NOTES:                                                  Income information     Income information     Income information at
                                                        at the time of sale    at the time of sale    the time of sale
                                                        was not available      was not available      was not available

 PRICE PER UNIT                                                $48,539                 $34,137               $42,943
 PRICE PER SQUARE FOOT                                         $ 44.97                 $ 30.63               $ 42.14
 EXPENSE RATIO                                                   N/A                     N/A                   N/A
 EGIM                                                            N/A                     N/A                   N/A
 OVERALL CAP RATE                                                N/A                     N/A                   N/A
 Cap Rate based on Pro Forma or
 Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
THE LEXINGTON, SARASOTA, FLORIDA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,137 to $48,539 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $37,994 to $44,971 per unit with a mean or average adjusted price of $40,925 per unit. The median adjusted price is $39,808 per unit. Based on the following analysis, we have concluded to a value of $40,000 per unit, which results in an "as is" value of $10,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE LEXINGTON, SARASOTA, FLORIDA

SALES ADJUSTMENT GRID

                                                             COMPARABLE                COMPARABLE               COMPARABLE
  DESCRIPTION                         SUBJECT                  I - 1                     I - 2                    I - 3
----------------------------------------------------------------------------------------------------------------------------------
 Property Name                 The Lexington         Coral Club Apartments       Coconut Bay             Capri Villas
 Address                       3510 Cheshire Square  3441 Clark Road             2725 Coconut Bay Lane   1050 Capri
 City                          Sarasota, Florida     Sarasota, FL                Sarasota, FL            Sarasota, FL
 Sale Date                                           July, 2000                  June, 2001              August, 2002
 Sale Price ($)                                      $7,475,000                  $8,500,000              $7,729,800
 Net Rentable Area (SF)        277,239               166,210                     277,529                 183,432
 Number of Units               267                   154                         249                     180
 Price Per Unit                                      $48,539                     $34,137                 $42,943
 Year Built                    1974                  1974                        1974                    1983
 Land Area (Acre)              18.5500               9.9255                      10.0000                 14.5400
VALUE ADJUSTMENTS                 DESCRIPTION          DESCRIPTION          ADJ.    DESCRIPTION     ADJ.     DESCRIPTION       ADJ.
 Property Rights Conveyed      Fee Simple Estate     Fee Simple Estate       0%  Fee Simple Estate   0%  Fee Simple Estate      0%
 Financing                                           Cash To Seller          0%  Cash To Seller      0%  Cash To Seller         0%
 Conditions of Sale                                  Arm's Length            0%  Arm's Length        0%  Arm's Length           0%
 Date of Sale (Time)                                 07-2000                 9%  06-2001             6%  08-2002                3%
VALUE AFTER TRANS. ADJUST.
($/UNIT)                                                      $52,907                   $36,185                   $44,232
 Location                                            Superior              -10%  Comparable          0%  Comparable             0%
 Number of Units               267                   154                     0%  249                 0%  180                    0%
 Quality / Appeal              Good                  Comparable              0%  Comparable          0%  Comparable             0%
 Age / Condition               1974                  1974 / Good            -5%  1974 / Average      0%  1983 / Average       -10%
 Occupancy at Sale             97%                   93%                     0%  90%                 5%  95%                    0%
 Amenities                     Good                  Comparable              0%  Comparable          0%  Comparable             0%
 Average Unit Size (SF)        1,038                 1,079                   0%  1,115               0%  1,019                  0%
PHYSICAL ADJUSTMENT                                                        -15%                      5%                       -10%
FINAL ADJUSTED VALUE ($/UNIT)                                 $44,971                   $37,994                    $39,808

SUMMARY

VALUE RANGE (PER UNIT)           $37,994  TO $44,971
MEAN (PER UNIT)                  $40,925
MEDIAN (PER UNIT)                $39,808
VALUE CONCLUSION (PER UNIT)      $40,000

VALUE INDICATED BY SALES COMPARISON APPROACH             $10,680,000
ROUNDED                                                  $10,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We did not conduct a net operating income (NOI) comparison analysis due to the lack of financial data.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

We did not perform an effective gross income multiplier (EGIM) analysis due to the lack of financial data.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE LEXINGTON, SARASOTA, FLORIDA

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $10,700,000.

Price Per Unit                                            $10,700,000
NOI Per Unit                                                      N/A
EGIM Analysis                                                     N/A

Sales Comparison Conclusion                               $10,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 24
THE LEXINGTON, SARASOTA, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 25
THE LEXINGTON, SARASOTA, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                           Average
             Unit Area                ----------------
Unit Type    (Sq. Ft.)                Per Unit  Per SF       %Occupied
----------------------------------------------------------------------
1A10            733                     $589     $0.80          95.8%
2A20           1114                     $708     $0.64          96.7%
3A20           1353                     $859     $0.63         100.0%
3B20           1500                     $939     $0.63         100.0%
4A20           1555                     $943     $0.61         100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE LEXINGTON, SARASOTA, FLORIDA

                                  RENT ANALYSIS

                                                                    COMPARABLE RENTS
                                                        ----------------------------------------
                                                           R-1        R-2       R-3       R-4
                                                        ----------------------------------------
                                                        Huntington              The
                                                          Place    Alahambra Colonnade Coral Club
                                                        -----------------------------------------
                                                                  COMPARISON TO SUBJECT
                                      SUBJECT  SUBJECT  -----------------------------------------
                         SUBJECT UNIT  ACTUAL   ASKING                                  Slightly
     DESCRIPTION             TYPE       RENT     RENT    Superior   Similar   Similar   Superior   MIN   MAX   MEDIAN AVERAGE
------------------------------------------------------------------------------------------------------------------------------
Monthly Rent             1A10          $  589   $  623     $ 635     $ 630     $  679     $  585  $  585 $  679 $  633 $  632
Unit Area (SF)                            733      733       684       900        680        555     555    900    682    705
Monthly Rent Per Sq. Ft.               $ 0.80   $ 0.85     $0.93     $0.70     $ 1.00     $ 1.05  $ 0.70 $ 1.05 $ 0.96 $ 0.92

Monthly Rent             2A20          $  708   $  746     $ 745     $ 730     $  785     $  745  $  730 $  785 $  745 $  751
Unit Area (SF)                          1,114    1,114       718       900        990        768     718    990    834    844
Monthly Rent Per Sq. Ft.               $ 0.64   $ 0.67     $1.04     $0.81     $ 0.79     $ 0.97  $ 0.79 $ 1.04 $ 0.89 $ 0.90

Monthly Rent             3A20          $  859   $  878     $ 835               $  915     $  760  $  760 $  915 $  835 $  837
Unit Area (SF)                          1,353    1,353       846                  990        964     846    990    964    933
Monthly Rent Per Sq. Ft.               $ 0.63   $ 0.65     $0.99               $ 0.92     $ 0.79  $ 0.79 $ 0.99 $ 0.92 $ 0.90

Monthly Rent             3B20          $  939   $  959     $ 835               $  965     $  875  $  835 $  965 $  875 $  892
Unit Area (SF)                          1,500    1,500       846                1,063      1,020     846  1,063  1,020    976
Monthly Rent Per Sq. Ft.               $ 0.63   $ 0.64     $0.99               $ 0.91     $ 0.86  $ 0.86 $ 0.99 $ 0.91 $ 0.92

Monthly Rent             4A20          $  943   $  979                         $  965     $  875  $  875 $  965 $  920 $  920
Unit Area (SF)                          1,555    1,555                          1,063      1,020   1,020  1,063  1,042  1,042
Monthly Rent Per Sq. Ft.               $ 0.61   $ 0.63                         $ 0.91     $ 0.86  $ 0.86 $ 0.91 $ 0.88 $ 0.88

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                            GROSS RENTAL INCOME PROJECTION

                                           Market Rent
                             Unit Area  ----------------   Monthly    Annual
Unit Type   Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
------------------------------------------------------------------------------
1A10               96            733      $590    $0.80   $ 56,640  $  679,680
2A20              120          1,114      $710    $0.64   $ 85,200  $1,022,400
3A20               27          1,353      $860    $0.64   $ 23,220  $  278,640
3B20               12          1,500      $940    $0.63   $ 11,280  $  135,360
4A20               12          1,555      $950    $0.61   $ 11,400  $  136,800
                                                  ----------------------------
                                                  Total   $187,740  $2,252,880

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE LEXINGTON, SARASOTA, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                                   FISCAL YEAR    2000      FISCAL YEAR    2001      FISCAL YEAR    2002
                                                 --------------------------------------------------------------------------
                                                          ACTUAL                     ACTUAL                  ACTUAL
                                                 --------------------------------------------------------------------------
    DESCRIPTION                                     TOTAL       PER UNIT       TOTAL     PER UNIT      TOTAL       PER UNIT
---------------------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income                                   $ 2,072,040    $  7,760    $2,248,212    $8,420     $2,239,108     $8,386

 Vacancy                                         $    60,620    $    227    $   86,350    $  323     $   88,419     $  331
 Credit Loss/Concessions                         $    41,907    $    157    $   53,800    $  201     $   60,384     $  226
                                                 -------------------------------------------------------------------------
  Subtotal                                       $   102,527    $    384    $  140,150    $  525     $  148,803     $  557

 Laundry Income                                  $    12,565    $     47    $   17,019    $   64     $   17,759     $   67
 Garage Revenue                                  $         0    $      0    $        0    $    0     $        0     $    0
 Other Misc. Revenue                             $   121,026    $    453    $  233,934    $  876     $  266,283     $  997
                                                 -------------------------------------------------------------------------
  Subtotal Other Income                          $   133,591    $    500    $  250,953    $  940     $  284,042     $1,064

                                                 -------------------------------------------------------------------------
Effective Gross Income                           $ 2,103,104    $  7,877    $2,359,015    $8,835     $2,374,347     $8,893

Operating Expenses
 Taxes                                           $   191,701    $    718    $  227,852    $  853     $  252,234     $  945
 Insurance                                       $    29,634    $    111    $   87,091    $  326     $   93,067     $  349
 Utilities                                       $   204,290    $    765    $  184,249    $  690     $  173,644     $  650
 Repair & Maintenance                            $    84,953    $    318    $   65,562    $  246     $   45,650     $  171
 Cleaning                                        $    83,986    $    315    $   89,953    $  337     $   91,896     $  344
 Landscaping                                     $   136,785    $    512    $  109,080    $  409     $  136,917     $  513
 Security                                        $         0    $      0    $        0    $    0     $        0     $    0
 Marketing & Leasing                             $    30,179    $    113    $   30,338    $  114     $   25,739     $   96
 General Administrative                          $   237,755    $    890    $  268,798    $1,007     $  213,591     $  800
 Management                                      $   111,194    $    416    $  123,602    $  463     $  118,898     $  445
 Miscellaneous                                   $         0    $      0    $        0    $    0     $        0     $    0

                                                 -------------------------------------------------------------------------
Total Operating Expenses                         $ 1,110,477    $  4,159    $1,186,525    $4,444     $1,151,636     $4,313

 Reserves                                        $         0    $      0    $        0    $    0     $        0     $    0

                                                 -------------------------------------------------------------------------
Net Income                                       $   992,627    $  3,718    $1,172,490    $4,391     $1,222,711     $4,579
--------------------------------------------------------------------------------------------------------------------------

                                                 FISCAL YEAR    2003      ANNUALIZED      2003
                                                 ---------------------------------------------
                                                    MANAGEMENT BUDGET           PROJECTION                AAA PROJECTION
                                                 -------------------------------------------------------------------------------
  DESCRIPTION                                      TOTAL       PER UNIT     TOTAL      PER UNIT       TOTAL     PER UNIT     %
--------------------------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income                                   $2,298,000     $8,607    $2,247,348    $8,417     $2,252,880    $8,438   100.0%

 Vacancy                                         $   74,775     $  280    $  144,840    $  542     $  135,173    $  506     6.0%
 Credit Loss/Concessions                         $   52,800     $  198    $  117,036    $  438     $   45,058    $  169     2.0%
                                                 ------------------------------------------------------------------------------
  Subtotal                                       $  127,575     $  478    $  261,876    $  981     $  180,230    $  675     8.0%

 Laundry Income                                  $   28,000     $  105    $   20,452    $   77     $   20,025    $   75     0.9%
 Garage Revenue                                  $        0     $    0    $        0    $    0     $        0    $    0     0.0%
 Other Misc. Revenue                             $  254,400     $  953    $  270,068    $1,011     $  267,000    $1,000    11.9%
                                                 ------------------------------------------------------------------------------
  Subtotal Other Income                          $  282,400     $1,058    $  290,520    $1,088     $  287,025    $1,075    12.7%

                                                 ------------------------------------------------------------------------------
Effective Gross Income                           $2,452,825     $9,187    $2,275,992    $8,524     $2,359,675    $8,838   100.0%

Operating Expenses
 Taxes                                           $  277,285     $1,039    $  273,904    $1,026     $  267,000    $1,000    11.3%
 Insurance                                       $   87,895     $  329    $   86,160    $  323     $   93,450    $  350     4.0%
 Utilities                                       $  182,400     $  683    $  275,884    $1,033     $  193,575    $  725     8.2%
 Repair & Maintenance                            $  247,200     $  926    $   31,164    $  117     $   80,100    $  300     3.4%
 Cleaning                                        $        0     $    0    $   78,840    $  295     $   93,450    $  350     4.0%
 Landscaping                                     $        0     $    0    $  178,524    $  669     $  146,850    $  550     6.2%
 Security                                        $        0     $    0    $        0    $    0     $        0    $    0     0.0%
 Marketing & Leasing                             $   30,000     $  112    $   20,488    $   77     $   26,700    $  100     1.1%
 General Administrative                          $  220,464     $  826    $  213,632    $  800     $  213,600    $  800     9.1%
 Management                                      $  123,661     $  463    $  114,244    $  428     $  117,984    $  442     5.0%
 Miscellaneous                                   $        0     $    0    $        0    $    0     $        0    $    0     0.0%

                                                 ------------------------------------------------------------------------------
Total Operating Expenses                         $1,168,905     $4,378    $1,272,840    $4,767     $1,232,709    $4,617    52.2%

 Reserves                                        $        0     $    0    $        0    $    0     $   66,750    $  250     5.4%
                                                 ------------------------------------------------------------------------------
Net Income                                       $1,283,920     $4,809    $1,003,152    $3,757     $1,060,216    $3,971    44.9%
-------------------------------------------------------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE LEXINGTON, SARASOTA, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                         CAPITALIZATION RATES
            -----------------------------------------------
                   GOING-IN                 TERMINAL
            -----------------------------------------------
              LOW             HIGH      LOW           HIGH
            -----------------------------------------------
RANGE       6.00%            10.00%    7.00%         10.00%
AVERAGE               8.14%                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE LEXINGTON, SARASOTA, FLORIDA

Based on this information and our perception of the market, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $11,600,000. In this instance, the reversion figure contributes approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE LEXINGTON, SARASOTA, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                                  THE LEXINGTON

            YEAR                 APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009      APR-2010
         FISCAL YEAR                1             2             3             4             5             6             7
-----------------------------  -----------   -----------   -----------   -----------   -----------   -----------   -----------
REVENUE
   Base Rent                   $ 2,252,880   $ 2,320,466   $ 2,390,080   $ 2,461,783   $ 2,535,636   $ 2,611,705   $  2,690,57
   Vacancy                     $   135,173   $   139,228   $   143,405   $   147,707   $   152,138   $   156,702   $   161,403
   Credit Loss                 $    45,058   $    46,409   $    47,802   $    49,236   $    50,713   $    52,234   $    53,801
   Concessions                 $         0   $         0   $         0   $         0   $         0   $         0   $         0
                               -----------------------------------------------------------------------------------------------
      Subtotal                 $   180,230   $   185,637   $   191,206   $   196,943   $   202,851   $   208,936   $   215,205
   Laundry Income              $    20,025   $    20,626   $    21,245   $    21,882   $    22,538   $    23,214   $    23,911
   Garage Revenue              $         0   $         0   $         0   $         0   $         0   $         0   $         0
   Other Misc. Revenue         $   267,000   $   275,010   $   283,260   $   291,758   $   300,511   $   309,526   $   318,812
                               -----------------------------------------------------------------------------------------------
      Subtotal Other Income    $   287,025   $   295,636   $   304,505   $   313,640   $   323,049   $   332,741   $   342,723
                               -----------------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME         $ 2,359,675   $ 2,430,465   $ 2,503,379   $ 2,578,480   $ 2,655,835   $ 2,735,510   $ 2,817,575

OPERATING EXPENSES:
   Taxes                       $   267,000   $   275,010   $   283,260   $   291,758   $   300,511   $   309,526   $   318,812
   Insurance                   $    93,450   $    96,254   $    99,141   $   102,115   $   105,179   $   108,334   $   111,584
   Utilities                   $   193,575   $   199,382   $   205,364   $   211,525   $   217,870   $   224,406   $   231,139
   Repair & Maintenance        $    80,100   $    82,503   $    84,978   $    87,527   $    90,153   $    92,858   $    95,644
   Cleaning                    $    93,450   $    96,254   $    99,141   $   102,115   $   105,179   $   108,334   $   111,584
   Landscaping                 $   146,850   $   151,256   $   155,793   $   160,467   $   165,281   $   170,239   $   175,347
   Security                    $         0   $         0   $         0   $         0   $         0   $         0   $         0
   Marketing & Leasing         $    26,700   $    27,501   $    28,326   $    29,176   $    30,051   $    30,953   $    31,881
   General Administrative      $   213,600   $   220,008   $   226,608   $   233,406   $   240,409   $   247,621   $   255,050
   Management                  $   117,984   $   121,523   $   125,169   $   128,924   $   132,792   $   136,775   $   140,879
   Miscellaneous               $         0   $         0   $         0   $         0   $         0   $         0   $         0
                               -----------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES       $ 1,232,709   $ 1,269,690   $ 1,307,781   $ 1,347,014   $ 1,387,425   $ 1,429,047   $ 1,471,919

   Reserves                    $    66,750   $    68,753   $    70,815   $    72,940   $    75,128   $    77,382   $    79,703

NET OPERATING INCOME           $ 1,060,216   $ 1,092,022   $ 1,124,783   $ 1,158,527   $ 1,193,282   $ 1,229,081   $ 1,265,953
==============================================================================================================================
   Operating Expense Ratio
   (% of EGI)                         52.2%         52.2%         52.2%         52.2%         52.2%         52.2%         52.2%
   Operating Expense Per Unit  $     4,617   $     4,755   $     4,898   $     5,045   $     5,196   $     5,352   $     5,513
==============================================================================================================================

            YEAR                 APR-2011      APR-2012      APR-2013      APR-2014
         FISCAL YEAR                8             9             10            11
-----------------------------   -----------   -----------   -----------   -----------
REVENUE
   Base Rent                    $  2,770,58   $ 2,853,881   $ 2,939,497   $ 3,027,682
   Vacancy                      $   166,745   $   171,233   $   176,370   $   181,661
   Credit Loss                  $    55,415   $    57,078   $    58,790   $    60,554
   Concessions                  $         0   $         0   $         0   $         0
                                -----------------------------------------------------
      Subtotal                  $   221,661   $   228,310   $   235,160   $   242,215

   Laundry Income               $    24,628   $    25,367   $    26,128   $    26,912
   Garage Revenue               $         0   $         0   $         0   $         0
   Other Misc. Revenue          $   328,376   $   338,228   $   348,374   $   358,826
                                -----------------------------------------------------
      Subtotal Other Income     $   353,005   $   363,595   $   374,503   $   385,738
EFFECTIVE GROSS INCOME          $ 2,902,102   $ 2,989,165   $ 3,078,840   $ 3,171,205
                                -----------------------------------------------------
OPERATING EXPENSES:
   Taxes                        $   328,376   $   338,228   $   348,374   $   358,826
   Insurance                    $   114,932   $   118,380   $   121,931   $   125,589
   Utilities                    $   238,073   $   245,215   $   252,571   $   260,149
   Repair & Maintenance         $    98,513   $   101,468   $   104,512   $   107,648
   Cleaning                     $   114,932   $   118,380   $   121,931   $   125,589
   Landscaping                  $   180,607   $   186,025   $   191,606   $   197,354
   Security                     $         0   $         0   $         0   $         0
   Marketing & Leasing          $    32,838   $    33,823   $    34,837   $    35,883
   General Administrative       $   262,701   $   270,582   $   278,700   $   287,061
   Management                   $   145,105   $   149,458   $   153,942   $   158,560
   Miscellaneous                $         0   $         0   $         0   $         0
                                -----------------------------------------------------

TOTAL OPERATING EXPENSES        $ 1,516,076   $ 1,561,559   $ 1,608,405   $ 1,656,657

   Reserves                     $    82,094   $    84,557   $    87,094   $    89,706

NET OPERATING INCOME            $ 1,303,932   $ 1,343,050   $ 1,383,341   $ 1,424,841
=====================================================================================
   Operating Expense Ratio
   (% of EGI)                          52.2%         52.2%         52.2%         52.2%
   Operating Expense Per Unit   $     5,678   $     5,849   $     6,024   $     6,205
=====================================================================================

Estimated Stabilized NOI    $  1,060,216    Sales Expense Rate      2.00%
Months to Stabilized                   1%   Discount Rate          12.00%
Stabilized Occupancy                94.0    Terminal Cap Rate      10.00%

Gross Residual Sale Price    $  14,248,415    Deferred Maintenance        $           0
   Less: Sales Expense       $     284,968    Add: Excess Land            $           0
                             -------------
Net Residual Sale Price      $  13,963,446    Other Adjustments           $           0
                                                                          -------------
PV of Reversion              $   4,495,856    Value Indicated By "DCF"    $  11,588,298
Add: NPV of NOI              $   7,092,442                     Rounded    $  11,600,000
                             =============
PV Total                     $  11,588,298

                          "DCF" VALUE SENSITIVITY TABLE

                                                             DISCOUNT RATE
        TOTAL VALUE                11.50%           11.75%            12.00%           12.25%           12.50%
---------------------------    -------------     -------------    -------------    -------------    -------------
TERMINAL CAP RATE     9.50%    $  12,208,278     $  12,014,517    $  11,824,922    $  11,639,388    $  11,457,815
                      9.75%    $  12,081,379     $  11,890,429    $  11,703,576    $  11,520,718    $  11,341,756
                     10.00%    $  11,960,826     $  11,772,546    $  11,588,298    $  11,407,982    $  11,231,500
                     10.25%    $  11,846,153     $  11,660,413    $  11,478,643    $  11,300,745    $  11,126,622
                     10.50%    $  11,736,941     $  11,553,619    $  11,374,209    $  11,198,614    $  11,026,739

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE LEXINGTON, SARASOTA, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE LEXINGTON, SARASOTA, FLORIDA

                                  THE LEXINGTON

                                                  TOTAL       PER SQ. FT.      PER UNIT       %OF EGI
----------------------------------    -----    -----------    -----------    -----------    ------------
REVENUE
   Base Rent                                   $ 2,252,880    $      8.13    $     8,438

   Less: Vacancy & Collection Loss    8.00%    $   180,230    $      0.65    $       675

   Plus: Other Income
      Laundry Income                           $    20,025    $      0.07    $        75           0.85%
      Garage Revenue                           $         0    $      0.00    $         0           0.00%
      Other Misc. Revenue                      $   267,000    $      0.96    $     1,000          11.32%
                                               --------------------------------------------------------
         Subtotal Other Income                 $   287,025    $      1.04    $     1,075          12.16%
EFFECTIVE GROSS INCOME                         $ 2,359,675    $      8.51    $     8,838

OPERATING EXPENSES:
   Taxes                                       $   267,000    $      0.96    $     1,000          11.32%
   Insurance                                   $    93,450    $      0.34    $       350           3.96%
   Utilities                                   $   193,575    $      0.70    $       725           8.20%
   Repair & Maintenance                        $    80,100    $      0.29    $       300           3.39%
   Cleaning                                    $    93,450    $      0.34    $       350           3.96%
   Landscaping                                 $   146,850    $      0.53    $       550           6.22%
   Security                                    $         0    $      0.00    $         0           0.00%
   Marketing & Leasing                         $    26,700    $      0.10    $       100           1.13%
   General Administrative                      $   213,600    $      0.77    $       800           9.05%
   Management                         5.00%    $   117,984    $      0.43    $       442           5.00%
   Miscellaneous                               $         0    $      0.00    $         0           0.00%
TOTAL OPERATING EXPENSES                       $ 1,232,709    $      4.45    $     4,617          52.24%

   Reserves                                    $    66,750    $      0.24    $       250           2.83%
                                               --------------------------------------------------------

NET OPERATING INCOME                           $ 1,060,216    $      3.82    $     3,971          44.93%
========================================================================================================
   "GOING IN" CAPITALIZATION RATE                    9.50%
   VALUE INDICATION                            $11,160,167    $     40.25    $    41,798
"AS IS" VALUE INDICATION
   (DIRECT CAPITALIZATION APPROACH)            $11,160,167
                            ROUNDED            $11,200,000    $     40.40    $    41,948
========================================================================================================

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
THE LEXINGTON, SARASOTA, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE          ROUNDED       $/UNIT      $/SF
--------    ------------    ------------    --------    -------
8.75%       $ 12,116,753    $ 12,100,000    $ 45,318    $ 43.64
9.00%       $ 11,780,176    $ 11,800,000    $ 44,195    $ 42.56
9.25%       $ 11,461,793    $ 11,500,000    $ 43,071    $ 41.48
9.50%       $ 11,160,167    $ 11,200,000    $ 41,948    $ 40.40
9.75%       $ 10,874,009    $ 10,900,000    $ 40,824    $ 39.32
10.00%      $ 10,602,159    $ 10,600,000    $ 39,700    $ 38.23
10.25%      $ 10,343,569    $ 10,300,000    $ 38,577    $ 37.15

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $11,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis     $11,600,000
Direct Capitalization Method      $11,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $11,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 34
THE LEXINGTON, SARASOTA, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                   Not Utilized
Sales Comparison Approach       $10,700,000
Income Approach                 $11,400,000
Reconciled Value                $11,400,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 19,2003 the market value of the fee simple estate in the property is:

                                   $11,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE LEXINGTON, SARASOTA, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LEXINGTON, SARASOTA, FLORIDA

                                    EXHIBIT A

                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LEXINGTON, SARASOTA, FLORIDA

                               SUBJECT PHOTOGRAPHS

                        [PICTURE]       [PICTURE]

                        [PICTURE]       [PICTURE]

                        [PICTURE]       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LEXINGTON, SARASOTA, FLORIDA

                               SUBJECT PHOTOGRAPHS

                        [PICTURE]       [PICTURE]
                        [PICTURE]       [PICTURE]
                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LEXINGTON, SARASOTA, FLORIDA

                                    EXHIBIT B

                           SUMMARY OF RENT COMPARABLES

                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LEXINGTON, SARASOTA, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1             COMPARABLE I-2          COMPARABLE I-3
CORAL CLUB APARTMENTS           COCONUT BAY            CAPRI VILLAS
   3441 Clark Road         2725 Coconut Bay Lane        1050 Capri
    Sarasota, FL               Sarasota, FL            Sarasota, FL

     [PICTURE]                  [PICTURE]                   N/A

       N/A                        N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LEXINGTON, SARASOTA, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES


           DESCRIPTION                                     SUBJECT
--------------------------------    ---------------------------------------------------
  Property Name                     The Lexington
  Management Company                Aimco
LOCATION:
  Address                           3510 Cheshire Square
  City, State                       Sarasota, Florida
  County                            Sarasota
  Proximity to Subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            277,239
  Year Built                        1974
  Effective Age                     25
  Building Structure Type           Wood/Stucco
  Parking Type (Gr., Cov., etc.)    Open
  Number of Units                   267
  Unit Mix:                           Type                     Unit      Qty.     Mo.Rent
                                    1  1A10                    733        96       $589
                                    2  2A20                   1,114      120       $708
                                    3  3A20                   1,353       27       $859
                                    4  3B20                   1,500       12       $939
                                    5  4A20                   1,555       12       $943
  Average Unit Size (SF)            1,038
  Unit Breakdown:                      Efficiency                 2-Bedroom
                                       1-Bedroom                  3-Bedroom
CONDITION:                          Average
APPEAL:                             Average
AMENITIES:
  Unit Amenities                            Attach. Garage              Vaulted Ceiling
                                     X      Balcony              X      W/D Connect.
                                            Fireplace                   Other
                                     X      Cable TV Ready
  Project Amenities                  X      Swimming Pool        X      Boat Storage
                                            Spa/Jacuzzi          X      Car Wash
                                            Basketball Court            BBQ Equipment
                                            Volleyball Court            Theater Room
                                     X      Sand Volley Ball            Meeting Hall
                                     X      Tennis Court                Secured Parking
                                            Racquet Ball         X      Laundry Room
                                            Jogging Track               Business Office
                                     X      Gym Room             X      Freshwater Lake
                                     X      Playground
OCCUPANCY:                          97%
LEASING DATA:
  Available Leasing Terms           6 to 12 months
  Concessions
  Pet Deposit
  Utilities Paid by Tenant:          X      Electric             X      Natural Gas
                                            Water                       Trash
  Confirmation                      Manager
  Telephone Number                  813-933-2449
NOTES:



COMPARISON TO SUBJECT:

                                                        COMPARABLE
           DESCRIPTION                                    R - 1
--------------------------------    ---------------------------------------------------
  Property Name                     Huntington Place
  Management Company                JMG Realty
LOCATION:
  Address                           3201 Huntington Place Drive
  City, State                       Sarasota, FL
  County                            Sarasota
  Proximity to Subject              Adjacent
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            Unknown
  Year Built                        1990
  Effective Age                     13
  Building Structure Type           Wood/stucco
  Parking Type (Gr., Cov., etc.)    Open, controlled access
  Number of Units                   254
  Unit Mix:                            Type                   Unit       Qty.      Mo.
                                    1  1Br/1Ba                 684                 $635
                                    2  2Br/2Ba                 718                 $745
                                    3  3Br/2Ba                 846                 $835
                                    4  3Br/2Ba                 846                 $835

  Average Unit Size (SF)
  Unit Breakdown:                      Efficiency                2-Bedroom        X
                                       1-Bedroom     X           3-Bedroom        X
CONDITION:                          Good
APPEAL:                             Good
AMENITIES:
  Unit Amenities                           Attach. Garage              Vaulted Ceiling
                                     X     Balcony              X      W/D Connect.
                                     X     Fireplace                   Other
                                     X     Cable TV Ready
  Project Amenities                  X     Swimming Pool               Boat Storage
                                           Spa/Jacuzzi          X      Car Wash
                                           Basketball Court            BBQ Equipment
                                           Volleyball Court            Theater Room
                                     X     Sand Volley Ball            Meeting Hall
                                     X     Tennis Court         X      Secured Parking
                                           Racquet Ball         X      Laundry Room
                                           Jogging Track               Business Office
                                     X     Gym Room             X      Freshwater Lake
                                     X     Playground
OCCUPANCY:                          98%
LEASING DATA:
  Available Leasing Terms           6 to 12 months
  Concessions                       None
  Pet Deposit                       Yes
  Utilities Paid by Tenant:             X  Electric             X      Natural Gas
                                           Water                       Trash
  Confirmation                      Leasing agent
  Telephone Number                  941-951-1033
NOTES:                              Gated community located adjacent to the subject.
                                    Superior in terms of overall curb appeal
                                    and age/condition.

  COMPARISON TO SUBJECT:            Superior

                                                         COMPARABLE
           DESCRIPTION                                     R - 2
--------------------------------    ---------------------------------------------------
  Property Name                     Alahambra
  Management Company                Lee Management
LOCATION:
  Address                           1651 Beneva Road
  City, State                       Sarasota, FL
  County                            Sarasota
  Proximity to Subject              A few blocks south
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            Unknown
  Year Built                        1972
  Effective Age                     31
  Building Structure Type           Wood/stucco
  Parking Type (Gr., Cov., etc.)    Open
  Number of Units                   129
  Unit Mix:                            Type                 Unit       Qty.         Mo.
                                    1 1Br/1Ba                900                   $630
                                    2 2Br/2Ba                900                   $730



  Average Unit Size (SF)
  Unit Breakdown:                      Efficiency                 2-Bedroom         X
                                       1-Bedroom     X            3-Bedroom
CONDITION:                          Average
APPEAL:                             Average
AMENITIES:
  Unit Amenities                           Attach. Garage              Vaulted Ceiling
                                     X     Balcony               X     W/D Connect.
                                           Fireplace                   Other
                                     X     Cable TV Ready
  Project Amenities                  X     Swimming Pool               Boat Storage
                                     X     Spa/Jacuzzi                 Car Wash
                                           Basketball Court            BBQ Equipment
                                           Volleyball Court            Theater Room
                                           Sand Volley Ball            Meeting Hall
                                           Tennis Court                Secured Parking
                                     X     Racquet Ball                X Laundry Room
                                           Jogging Track               Business Office
                                     X     Gym Room                    Freshwater Lake
                                           Playground
OCCUPANCY:                          95%
LEASING DATA:
  Available Leasing Terms           6 to 13 months
  Concessions                       1/2 off 1st and last months rent
  Pet Deposit                       Yes
  Utilities Paid by Tenant:          X     Electric               X    Natural Gas
                                           Water                       Trash
  Confirmation                      Leasing Agent
  Telephone Number                  941-922-7405
NOTES:                              Good location along Beneva Road, south of
                                    Fruitville Road. Property has good curb appeal
                                    and appears to be in average condition.

  COMPARISON TO SUBJECT:            Similar

                                                          COMPARABLE
           DESCRIPTION                                      R - 3
--------------------------------    ---------------------------------------------------
  Property Name                     The Colonnade
  Management Company                Owners Management
LOCATION:
  Address                           3516 Coronado Drive
  City, State                       Sarasota, FL
  County                            Sarasota
  Proximity to Subject              A few blocks south
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            Unknown
  Year Built                        1972
  Effective Age                     31
  Building Structure Type           Stucco
  Parking Type (Gr., Cov., etc.)    Open
  Number of Units                   192
  Unit Mix:                            Type                   Unit       Qty.     Mo.
                                    1  1Br/1Ba                 680                $679
                                    2  2Br/2Ba                 990                $785
                                    3  3Br/2Ba                 990                $915
                                    4  3Br/2Ba               1,063                $965
                                    5  3Br/2Ba               1,063                $965
  Average Unit Size (SF)
  Unit Breakdown:                      Efficiency                 2-Bedroom        X
                                       1-Bedroom     X            3-Bedroom        X
CONDITION:                          Average
APPEAL:                             Average
AMENITIES:
  Unit Amenities                           Attach. Garage              Vaulted Ceiling
                                     X     Balcony              X      W/D Connect.
                                           Fireplace                   Other
                                           Cable TV Ready              Screened Patios
  Project Amenities                  X     Swimming Poo l       X      Boat Storage
                                           Spa/Jacuzzi          X      Car Wash
                                           Basketball Court            BBQ Equipment
                                     X     Volleyball Court            Theater Room
                                     X     Sand Volley Ball            Meeting Hall
                                     X     Tennis Court                Secured Parking
                                           Racquet Ball         X      Laundry Room
                                           Jogging Track               Business Office
                                     X     Gym Room             X      Freshwater Lake
                                           Playground
OCCUPANCY:                          98%
LEASING DATA:
  Available Leasing Terms           6 to 12 months
  Concessions                       None
  Pet Deposit                       Yes
  Utilities Paid by Tenant:              X     Electric         X      Natural Gas
                                               Water                   Trash
  Confirmation                      Leasing agent
  Telephone Number                  941-921-4656
NOTES:                              Good location along Beneva Road, south of
                                    Fruitville Road. Property has good curb appeal
                                    and appears to be in average condition. Overall,
                                    very similar to the subject property.

COMPARISON TO SUBJECT:              Similar

                                                        COMPARABLE
           DESCRIPTION                                    R - 4
--------------------------------    --------------------------------------------------
  Property Name                     Coral Club
  Management Company                PCMG
LOCATION:
  Address                           3441 Clark Road
  City, State                       Sarasota, FL
  County                            Sarasota
  Proximity to Subject              Same neighborhood
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            166,210
  Year Built                        1974
  Effective Age                     29
  Building Structure Type
  Parking Type (Gr., Cov., etc.)
  Number of Units
  Unit Mix:                           Type                    Unit       Qty.     Mo.
                                    1  1Br/1Ba                 555                $585
                                    2  2Br/2Ba                 768                $745
                                    3  3Br/2Ba                 964                $760
                                    4  3Br/2Ba               1,020                $875
                                    5  3Br/2Ba               1,020                $875
  Average Unit Size (SF)
  Unit Breakdown:                      Efficiency                 2-Bedroom        X
                                       1-Bedroom    X             3-Bedroom        X
CONDITION:                          Average
APPEAL:                             Average
AMENITIES:
  Unit Amenities                           Attach. Garage         Vaulted Ceiling
                                     X     Balcony            X   W/D Connect.
                                           Fireplace              Other
                                           Cable TV Ready
  Project Amenities                  X     Swimming Pool           Boat Storage
                                           Spa/Jacuzzi            Car Wash
                                           Basketball Court       BBQ Equipment
                                           Volleyball Court       Theater Room
                                           Sand Volley Ball       Meeting Hall
                                           Tennis Court           Secured Parking
                                           Racquet Ball       X   Laundry Room
                                           Jogging Track          Business Office
                                     X     Gym Room           X   Freshwater Lake
                                           Playground
OCCUPANCY:                              93%
LEASING DATA:
  Available Leasing Terms               6 to 12 months
  Concessions                            $99 move-in special
  Pet Deposit                            Yes
  Utilities Paid by Tenant:              X     Electric       X   Natural Gas
                                               Water              Trash
  Confirmation                           Leasing agent
  Telephone Number                       941-924-3602
NOTES:                                   Located in more upscale area of south
                                         Sarasota, nearer to the beaches.


  COMPARISON TO SUBJECT:                 Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LEXINGTON, SARASOTA, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1             COMPARABLE R-2         COMPARABLE R-3

     HUNTINGTON PLACE               ALAHAMBRA            THE COLONNADE
3201 Huntington Place Drive     1651 Beneva Road      3516 Coronado Drive
       Sarasota, FL               Sarasota, FL           Sarasota, FL

       [PICTURE]                   [PICTURE]             [PICTURE]

COMPARABLE R-4

  CORAL CLUB                         N/A
3441 Clark Road
  Sarasota, FL

   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LEXINGTON, SARASOTA, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LEXINGTON, SARASOTA, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LEXINGTON, SARASOTA, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LEXINGTON, SARASOTA, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE LEXINGTON, SARASOTA, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally inspected the property that is the subject of this report.

         No one provided me with significant real property appraisal.

                                               -s- ALICE MAcQUEEN
                                 -----------------------------------------------
                                                  Alice MacQueen
                                        Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                    #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LEXINGTON, SARASOTA, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LEXINGTON, SARASOTA, FLORIDA

                                            ALICE MAcQUEEN

                           VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation                  Ms. MacQueen specializes in the appraisal of
                           investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                           She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                           In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LEXINGTON, SARASOTA, FLORIDA

                           Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION                  Realtors Institute of Virginia
                           Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #30987
                           State of Florida, Certified General Appraiser,
                           #RZ0002202
                           State of Georgia, Certified General Real Property
                           Appraiser, #239776
                           State of Minnesota, Certified General Real Property
                           Appraiser, #AP-20144872
                           State of New Mexico, General Certified Appraiser,
                           #001626-G
                           State of Utah, State Certified General Appraiser,
                           #CG00057001

PROFESSIONAL               American Society of Appraisers, Candidate
 AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LEXINGTON, SARASOTA, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LEXINGTON, SARASOTA, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.